Exhibit (d)(1)(iii)

Schedule A to

Investment Management Agreement

Amended as of September 16, 2013

Fund	Annual Fee Rate (stated as a percentage of the Fund’s average daily net assets)
Ashmore Emerging Markets Corporate Debt Fund	1.15%
Ashmore Emerging Markets Local Currency Fund	0.85%
Ashmore Emerging Markets Local Currency Bond Fund	0.95%
Ashmore Emerging Markets Sovereign Debt Fund	0.90%
Ashmore Emerging Markets Total Return Fund	1.00%
Ashmore Emerging Markets Equity Fund	1.15%
Ashmore Emerging Markets Small-Cap Equity Fund	1.50%
Ashmore Emerging Markets Frontier Equity Fund	1.50%

Dated as of: September 16, 2013

[signature page follows]

[Schedule A to Investment Management Agreement]

IN WITNESS WHEREOF, the Trust and the Manager have each caused this amended Schedule A to the Investment Management Agreement to be signed on its behalf by its duly authorized representative, as of the date hereof.

ASHMORE FUNDS

By:
Name:
Title:

ASHMORE INVESTMENT MANAGEMENT LIMITED

By:
Name:
Title:

Date: September 16, 2013

[Schedule A to Investment Management Agreement]